Exhibit 4.4

AMENDMENT NO. 5 AND CONSENT

AMENDMENT NO. 5 AND CONSENT, dated as of August 18, 2009 (this "Amendment"), to the Credit Agreement, dated as of July 17, 2007 and amended by Amendment No. 1 dated as of February 14, 2008, Amendment No. 2 and Consent dated as of June 27, 2008, Amendment No. 3 dated as of October 29, 2008 and Amendment No. 4 dated as of March 12, 2009 (as so amended, the "Credit Agreement"), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), ABLECO FINANCE LLC, a Delaware limited liability company, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), BAIRNCO CORPORATION, a Delaware corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower", and collectively, jointly and severally, as the "Borrowers"), and each of Parent's Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries are referred to hereinafter each individually as a "Guarantor", and individually and collectively, jointly and severally, as the "Guarantors"; and together with Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain modifications to the Credit Agreement, and the Agent and the Lenders are willing to consent to such requested modifications on and subject to the terms set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2.           Amendments.

(a)           Amendment to Definitions.  The definitions of "Funded Indebtedness", "Loan Documents" and "Permitted Lien" in Schedule 1.1 of the Credit Agreement are hereby amended by deleting such definitions in their entirety and replacing them with the following:

"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit (other than letters of credit that provide collateral support for other outstanding Funded Indebtedness at the time of such determination) of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Term Loan, the Working Capital Indebtedness, any Indebtedness under credit facilities for non-U.S. Subsidiaries of the Parent and the amount of their Capital Lease Obligations, but excluding the Subordinated Indebtedness, the WHX Subordinated Indebtedness and Other Subordinated Indebtedness.

""Loan Documents" means the Agreement, the Canadian Guaranty, the Canadian Security Documents, the Cash Management Agreements, the Collateral Access Agreements, the Control Agreements, the Copyright Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Mortgages, the Patent Security Agreement, the Security Agreement, the Subordination Agreement, the WHX Subordination Agreement, the Trademark Security Agreement, the Post-Closing Letter, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Loan Party or any of their Subsidiaries, and the Lender Group in connection with the Agreement."

""Permitted Liens" means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker's compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) (i) with respect to any Real Property Collateral, any encumbrance or restriction contained in Schedule B of the title insurance policies for such Real Property which have been approved by Lenders, shown on the surveys listed on Schedule P-3 with respect to such Real Property, or such other encumbrances, restrictions, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, and (ii) with respect to all other Real Property, encumbrances, restrictions, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens held by Working Capital Agent to secure the Working Capital Indebtedness, so long as such Liens are subject to the provisions of the Intercreditor Agreement, (m) Liens held by Subordinated Debt Lender to secure the Subordinated Indebtedness, so long as such Liens are subject to the provisions of the Subordination Agreement, (n) Liens held by Steel Partners II, L.P. to secure the obligations under the WHX Guaranty, so long as such Liens are subject to the provisions of the Subordination Agreement, and (o) Liens held by WHX to secure the WHX Subordinated Indebtedness, so long as such Liens are subject to the provisions of the WHX Subordination Agreement.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, under no circumstances shall Permitted Liens include any Liens imposed under the IRC or ERISA, or otherwise, that secures any liability or obligation with respect to any Employee Plan."

(b)           New Definitions.  The following definitions are hereby added in alphabetical order to Schedule 1.1 of the Credit Agreement:

""Amendment No. 5" means Amendment No. 5, dated as of August 18, 2009, by and among the Loan Parties, the Agent and the Required Lenders."

""Amendment No. 5 Effective Date" means the date Amendment No. 5 becomes effective pursuant to Section 3 of Amendment No. 5."

""WHX Subordinated Indebtedness" means the Indebtedness incurred by Parent under the WHX Debt Documents, plus the amount of interest thereof that is paid-in-kind."

""WHX Subordinated Loan Agreement" means the Subordinated Loan and Security Agreement, dated as of August 19, 2009, by and among the Borrower, as borrower and WHX, as lender, as amended, supplemented, restated or otherwise modified from time to time."

""WHX Subordinated Loan Documents" means the WHX Subordinated Loan Agreement and any documents, instruments and agreements entered into in connection therewith or in connection with any amendment, supplement, restatement, replacement or refinancing thereof, as amended, modified, supplemented or restated from time to time in accordance with the terms thereof, in each case to the extent permitted under the terms of the Agreement and the WHX Subordination Agreement."

""WHX Subordination Agreement" means that certain Intercreditor and Subordination Agreement, dated as of August 18, 2009, by and among Agent, Working Capital Agent, and WHX, and acknowledged and consented to by each Borrower and each Guarantor, as amended, supplemented, restated or otherwise modified from time to time."

(c)           Section 6.01 of the Credit Agreement is hereby amended by (A) deleting the "and" from the end of subclause (h), (B) deleting the period at the end of subclause (i) and substituting "; and" therefor, and (C) adding a new subclause (j) after subclause (i) to read as follows:

"(j)           the WHX Subordinated Indebtedness."

(d)           Section 6.16(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"(a)           Minimum TTM EBITDA.  Permit TTM EBITDA to be less than $11,000,000 as of the end of the fiscal quarter ending September 30, 2009 and as of the last day of each fiscal quarter thereafter."

(e)           Section 6.16(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

"(c)           Leverage Ratio.  Have a Leverage Ratio, measured on a quarterly basis, more than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
5.38:1.0	June 30, 2009
5.60:1.0	September 30, 2009
5.40:1.0	December 31, 2009
5.30:1.0	March 31, 2010
5.20:1.0	June 30, 2010
5.10:1.0	September 30, 2010
5.00:1.0	December 31, 2010 and the last day of each fiscal quarter thereafter

3.           Conditions to Effectiveness.  The effectiveness of this Amendment are subject to the fulfillment, in a manner satisfactory to the Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent and the Lenders is hereinafter referred to as the "Amendment No. 5 Effective Date"):

(a)           Representations and Warranties; No Event of Default.  The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Amendment No. 5 Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 5 Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Amendment No. 5 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes payable on the Amendment No. 5 Effective Date by the Borrowers pursuant to Section 17.9 of the Credit Agreement.

(c)           Prepayment of Term Loan.  The Agent shall have received a prepayment in an amount not less than $3,000,000 in immediately available funds, the proceeds of which shall be applied to the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(d)           Delivery of Documents.  The Agent and the Lenders shall have received the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Amendment No. 5 Effective Date:

(i)            counterparts of this Amendment, duly executed by the Required Lenders, the Agent, each Loan Party;

(ii)           counterparts of the second amendment to the Handy & Harman Guaranty, duly executed by the parties thereto, pursuant to which the guaranty limit shall be increased to $17,000,000;

(iii)          a Consent in respect of the Working Capital Credit Agreement and the Intercreditor Agreement, duly executed by the Working Capital Agent, which shall contain the consent by the Working Capital Agent to the amendments and conditions contained herein;

(iv)          a fully executed copy of the WHX Subordinated Loan Agreement and each other WHX Debt Document;

(v)           counterparts of the WHX Subordination Agreement, duly executed by the parties thereto and acknowledged by each Borrower and each Guarantor;

(vi)          a certificate of an officer of Parent, certifying that the true, correct and complete copies of the WHX Subordinated Loan Documents are attached thereto;

(vii)         a certificate of an officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or other similar agreement, in each case since the Closing Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification);

(viii)        a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 3;

(ix)           such other agreements, instruments, approvals, opinions and other documents as the Agent may reasonably request.

4.           Consent. Notwithstanding anything to the contrary in the Credit Agreement, the other Loan Documents or the Intercreditor Agreement, Agent and the Required Lenders hereby consent to a prepayment of the Term Loan by Borrowers to the Agent on the date hereof in an aggregate amount not to exceed $3,000,000 from the proceeds of the WHX Subordinated Loan Agreement.

5.           Representations and Warranties.  Each of the Borrowers and the Guarantors represents and warrants as follows:

(a)           The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform its obligations under the Credit Agreement, as amended hereby.

(b)           This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(c)           The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 5 Effective Date as though made on and as of the Amendment No. 5 Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Amendment No. 5 Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

6.           Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

7.           Miscellaneous.

(a)           Continued Effectiveness of the Credit Agreement.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment No. 5 Effective Date (i) all references in the Credit Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the "Credit Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.  To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b)           No Waiver.  Except as expressly set forth herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document, and the Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents, under applicable law or otherwise.  The waivers, consents and modifications herein are limited to the specific instances and for the specific purposes set forth herein, shall not apply to any facts or occurrences other than those on which the same are based, shall not excuse the future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(c)           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(d)           Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e)           Costs and Expenses.  The Borrowers agree to pay on demand all reasonable fees, costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(f)           Amendment as Loan Document.  The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a "Loan Document" under the Credit Agreement.  Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g)           Governing Law.  This Amendment shall be governed by the laws of the State of New York.

(h)           Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	ARLON, INC., a Delaware corporation

	By:	/s/
Title:

ARLON VISCOR LTD., a Texas limited partnership

	By:	Arlon Partners, Inc., Its General Partner

	By:	/s/
Title:

ARLON SIGNTECH, LTD., a Texas limited partnership

	By:	Arlon Partners, Inc., Its General Partner

	By:	/s/
Title:

KASCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/
Title:

PARENT:	BAIRNCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

Amendment No. 5

AGENT AND LENDERS:	ABLECO FINANCE LLC, a Delaware limited liability company, as Agent and as a Lender, on behalf of itself and its affiliate assigns

	By:	/s/
Title:

Amendment No. 5